Exhibit 99.1

NEWS RELEASE
288 Union Street, Rockland, MA 02370	Contact: Investors:
Denis K. Sheahan
Chief Financial Officer
781/982-6341
or
Media:
Richard A. Hall
Senior Vice President
781/982-6486

FOR IMMEDIATE RELEASE

RETROACTIVE CHANGE TO MASSACHUSETTS TAX LAW

  RESULTS IN $4.1 MILLION CHARGE AGAINST CURRENT EARNINGS

 FOR INDEPENDENT BANK CORP.

ROCKLAND, MA (March 6, 2003) — Independent Bank Corp. (NASDAQ:  INDB) has taken a $4.1 million charge against current earnings to establish a tax accrual for a liability arising from a retroactive change to Massachusetts tax law.

The Governor of Massachusetts signed legislation on March 5, 2003 which declares that the dividends which Massachusetts financial institutions receive from a real estate investment trust subsidiary, or “REIT,” are subject to state taxation, retroactive to 1999.  The new law is derived from a proposal that the Governor first submitted to the Massachusetts legislature only one month ago to address the state’s current revenue crisis.

Rockland Trust Company, the Company’s sole bank subsidiary, has had a REIT in its corporate structure for each of the tax years that the new law  retroactively impacts.  The retroactive tax law change, as applied to the Company, results in a $4.1 million charge to current earnings for this state tax liability for the period from 1999 to 2002.  The $4.1 million charge includes interest and is net of the benefit that would arise from state taxes being deductible for federal income tax purposes.

The Company believes that the retroactive aspect of this tax law change may be unconstitutional and is reviewing the new legislation with its legal counsel and tax advisors to evaluate possible courses of action.  The Company believes that this retroactive tax law change may also affect approximately 50 to 60 other Massachusetts financial institutions that also have a REIT in their corporate structure.

Independent Bank Corp.’s sole bank subsidiary, Rockland Trust Company, currently has $2.3 billion in assets, 52 retail branches, seven commercial lending centers and three Investment Management Group offices located in the Plymouth, Barnstable, Norfolk and Bristol counties of Southeastern Massachusetts. To find out more about Rockland Trust Company and its products, visit our web site at www.rocklandtrust.com.

This press release may contain certain “forward-looking statements” with respect to the financial condition, results of operations, and business of the Company.  Actual results may differ from those contemplated by these statements. The Company wishes to caution readers not to place undue reliance on any forward-looking statements. The Company disclaims any intent or obligation to update publicly any such forward-looking statements, whether in response to new information, future events or otherwise.

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